Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLORIDA EAST COAST INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Florida	20-4427296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Malaga Street
St. Augustine, Florida	32085-1048
(Address of principal executive offices)	(Zip Code)

Florida East Coast Industries, Inc. Hourly Deferral Plan

Florida East Coast Industries, Inc. Salary Deferral Plan

(Full title of the Plans)

Heidi J. Eddins

Executive Vice President

Secretary and General Counsel

Florida East Coast Industries, Inc.

One Malaga Street

St. Augustine, Florida 32085-1048

(Name and address of agent for service)

(904) 829-3421

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (no par value)				$—
Florida East Coast Industries, Inc. Hourly Deferral Plan	100,000	$49.90	$4,990,000	$533.93
Florida East Coast Industries, Inc. Salary Deferred Plan	350,000	$49.90	$17,465,000	$1,868.76

(1)	Pursuant to Rule 416(c), under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers an indeterminate number of plan interests to be offered or sold pursuant to the Florida East Coast Industries, Inc. Salary Deferral Plan and the Florida East Coast Industries, Inc. Hourly Deferral Plan
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on June 27, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement: (i) the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2005; (ii) the Florida East Coast Industries, Inc. Salary Deferral Plan Annual Report on Form 11-K for the period ended December 31, 2005; (iii) the Florida East Coast Industries, Inc. Hourly Deferral Plan Annual Report on Form 11-K for the period ended December 31, 2005; (iv) the Registrant’s Current Reports on Form 8-K, dated June 1, 2006, May 30, 2006, May 16, 2006, April 28, 2006, April 27, 2006, March 29, 2006, February 22, 2006, February 15, 2006, February 14, 2006, January 6, 2006, and January 5, 2006; and (v) the description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Florida East Coast Industries, Inc. Salary Deferral Plan and the Florida East Coast Industries, Inc. Hourly Deferral Plan.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

The legality of the common stock to which this Registration Statement relates has been passed upon for the Registrant by Heidi J. Eddins, Executive Vice President, Secretary and General Counsel of the Registrant. Ms. Eddins is paid a salary by the Registrant and participates in the benefit plans of the Registrant and its subsidiaries. As of June 15, 2006, Ms. Eddins holds 16,339 vested shares and 38,677 unvested shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Article X of the Second Amended and Restated Articles of Incorporation of the Registrant, a Florida corporation, provides for the indemnification of the directors and officers to the fullest extent permitted by the Florida Business Corporation Act. In addition, the Second Amended and Restated Articles of Incorporation provide for indemnification when a person is threatened to be made a party or otherwise involved in any action, suit or proceeding.

Section 607.0850 of the Florida Business Corporation Act authorizes indemnification when a person is or was made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for judgments, settlements, penalties, fines (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel fees) actually and reasonably incurred with respect to a proceeding.

If such a proceeding is brought by or in the right of the corporation (i.e. a derivative suit), such person may be indemnified against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to a conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, in such case, allow such indemnification of such person for such expenses as the court deems proper.

Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving in such capacities. Such insurance provides coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions of the Articles of Incorporation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	Florida East Coast Industries, Inc. Salary Deferral Plan (filed herewith).

4.2	Florida East Coast Industries, Inc. Hourly Deferral Plan (filed herewith).

4.3	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 28, 2006 (File No. 001-08728)).

4.4	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 28, 2006 (File No. 001-08728)).

4.5	Second Amended and Restated Rights Agreement dated April 27, 2006 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on April 28, 2006 (File No. 001-08728)).

5.1	Opinion of Heidi J. Eddins, Executive Vice President, Secretary and General Counsel of the Registrant, as to the legality of the shares being registered.

5.2*	Opinion letter, dated August 30, 2001, issued by the Internal Revenue Service to Wachovia Bank, National Association (formerly First National Bank) the prototype sponsor of the form of plan document used for the Florida East Coast Industries Inc. Salary Deferral Plan and the Florida East Coast Industries, Inc. Hourly Deferral Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.1.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Heidi J. Eddins, Executive Vice President, Secretary and General Counsel of the Registrant (included in the Opinion filed as Exhibit 5.1)

24	Power of Attorney (set forth on the signature page of this Registration Statement).

*	The Plan is a standardized prototype plan for which the Internal Revenue does not issue a determination letter. The Registrant is permitted to reply on the opinion letter issued by the Internal Revenue Service to Wachovia Bank, National Association (formerly First National Bank), the sponsor of the prototype plan upon which the Plan is based, as to the Plan’s compliance, in form, with the qualification requirements of Section 401 of the Internal Revenue Code, and such opinion letter is supplied in lieu of a determination letter.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*  *  *

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Augustine, State of Florida, on this 27th day of June, 2006.

FLORIDA EAST COAST INDUSTRIES, INC.

By:	/s/ Daniel H. Popky
Daniel H. Popky
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Heidi J. Eddins his or her true and lawful attorneys and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or such attorney-in-fact’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Adolfo Henriques Adolfo Henriques	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2006

/s/ Daniel H. Popky Daniel H. Popky	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 27, 2006

/s/ Armando Codina Armando Codina	Director	June 27, 2006

/s/ David M. Foster David M. Foster	Director	June 27, 2006

Signature	Capacity	Date

/s/ James E. Jordan James E. Jordan	Director	June 27, 2006

/s/ Gilbert Lamphere Gilbert Lamphere	Director	June 27, 2006

/s/ Joseph Nemec Joseph Nemec	Director	June 27, 2006

/s/ Jorge Perez Jorge Perez	Director	June 27, 2006

/s/ Wellford Sanders, Jr. Wellford Sanders, Jr.	Director	June 27, 2006

/s/ Rosa Sugrañes Rosa Sugrañes	Director	June 27, 2006

/s/ George Zoffinger George Zoffinger	Director	June 27, 2006

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator of the Florida East Coast Industries, Inc. Salary Deferral Plan and Florida East Coast Industries, Inc. Hourly Deferral Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Augustine, State of Florida, on June 27, 2006.

FLORIDA EAST COAST INDUSTRIES, INC.

By:	/s/ Daniel H. Popky
Daniel H. Popky
Chairman, President, Chief Executive Officer